Exhibit 10.17

CONFIDENTIAL - Licensed Producer / Licensed Processor Sales Agency Agreement

This SALES AGENCY AGREEMENT (“Agreement”) is made and entered into effect as of the December 12th 2018, by and between Target Group Inc., a corporation existing under the laws of Delaware with its principal office and mailing address at 55 Administration Road, Unit 13, Concord, Ontario, L4K4G9,  (hereinafter “Brand Owner”), and  Cannavolve Inc (Corporation #1056814-7), organized and existing under the laws of the province of Ontario, with its principal office and mailing address at 293 Laird Avenue, Toronto, Ontario, M4G 3X6, (hereinafter called “The Agent”)

W I T N E S S E T H:

              WHEREAS, Brand Owner produces and markets non-medical cannabis, non-medical cannabis based products listed in Schedule A attached hereto as a part hereof (hereinafter called “Products”), and it desires to grant The Agent the exclusive right to sell the Products in all of Canada (hereinafter called the “Territory”), the whole in accordance with and subject to the terms herein set forth; and

              WHEREAS, The Agent is in the business of selling, and marketing non-medical cannabis, non-medical cannabis-based products or non-medical cannabis accessories in the Territory, and maintains all government licenses, permits, and authorizations required to act as a The Agent under this Agreement, and it is willing to accept such appointment by Brand Owner, all on the terms and conditions as hereinafter set forth.

              NOW THEREFORE, in consideration of the premises and terms, conditions, covenants, and agreements hereinafter set forth, the parties agree as follows:

1.       APPOINTMENT – Subject to all of the provisions of this Agreement, Brand Owner hereby appoints The Agent as its exclusive agent to market and sell the Products in the Territory, but not elsewhere, during the term of this Agreement, and The Agent accepts such appointment on the terms and conditions contained herein.  Throughout the term of this Agreement, The Agent shall use its best efforts to promote and sell the Products in the Territory. Remuneration for said service as outlined in Schedule B.

CANNAVOLVE INC. 293 Laird Drive Toronto Ontario Canada M4G 3X6 - East 416.875.1294 - West 778.995.9310 WWW.CANNAVOLVE.CA

Nothing herein contained shall be deemed to restrict or otherwise impair or impede the right or ability of Brand Owner and/or its affiliates to market sell, package, label, appoint additional persons as The Agents of the Products, or otherwise enter into any arrangements or agreements with respect to the Products anywhere else in the world other than the Territory.  The Agent or any of its affiliates shall not knowingly supply Products to any person within the territory for resale outside the territory.

2.       PERIOD – The initial term of this Agreement shall commence on December 12th, 2018 and shall continue for a period of two (2) years (the “Initial Term”) A “Contract Year” as the term is used in this Agreement shall consist of consecutive periods of twelve (12) calendar months.  The term of this Agreement may be extended for two (2) additional years (“Renewal Term”), the Renewal Term to commence after the Initial Term, provided that neither party is in default in the performance of this Agreement, or is not terminated by either party.

3.       TERMS – Exclusive distribution rights to the Products in the Territory have been granted to the The Agent based on the following transactional terms:

a.       Brand Owner warrants that the Products sold to provincial regulatory boards and their designated retail customers, represented by The Agent are merchantable and have been produced in accordance with federally regulated non-medical cannabis industry standards.  Products’ specifications meet federal and provincial guidelines, and any guidelines, requirements, and/or regulations that govern non-medical cannabis production in the Products’ country of origin and that where it is distributed.  Brand Owner further warrants Products are free from defects in production or packaging and will be liable for any such defects.

4.       TERMINATION OF AGREEMENT

a.       This agreement shall terminate forthwith without notice if:

[i]  either party shall become insolvent, liquidate, become the debtor in any bankruptcy or equivalent proceeding, whether voluntary or involuntary, enter into any arrangement with its creditors for payment of its debts by composition or otherwise, make assignment with its creditors or if a receiver shall be appointed for either party ceases to engage in the business contemplated by this Agreement for any reason; or

[ii] the government of the country in which either party is located or where the Products are made or any branch thereof, enacts any laws or promulgates any codes or regulations whereby export, import, manufacture, sale, market or purchase non-medical cannabis products shall be prohibited or shall be reversed to such government or agency or instrumentality thereof.

CANNAVOLVE INC. 293 Laird Drive Toronto Ontario Canada M4G 3X6 - East 416.875.1294 - West 778.995.9310 WWW.CANNAVOLVE.CA

b.       In addition to other rights of termination under paragraph 5 hereof, this Agreement may be terminated by the aggrieved party on the occurrence of any of the following events (“Events of Default”)

[i]  either party is in material or repeated breach of any of the other terms and conditions of this Agreement, or otherwise fails to observe or becomes unable to perform any terms of this Agreement

[ii] either party fails to procure or to hold in good standing any governmental license, permit or other authority necessary and required to manufacture, export, import, purchase, sale the Products as contemplated by this Agreement.

c.        If as a result of an Event of Default the aggrieved party shall desire to terminate this Agreement, it shall give written notice of its intent to terminate to the other party, and if that party fails to cure or correct such Event of Default within thirty (30) days after giving such notice, then this Agreement shall terminate immediately thereafter.  Termination or expiration of the term of this Agreement shall not affect the rights of either party to receive payment or the performance of obligations accruing prior to such termination or expiration.

d.       Termination without cause by the Brand Owner requires ninety (90) days written notice, payment in lieu of service.

e.       In the event the Brand Owner makes the decision to cover the Territory and represent the Products through a direct sales force, termination notice to The Agent requires ninety (90) days written notice, payment in lieu of service.

f.         In the event the Brand Owner sells the company, sells all or some of the product or sell the rights to all or some of the products to a third party, which results in representation that is in conflict with the terms of this agreement, shall require ninety (90) days written notice to terminate, payment in lieu of service.

CANNAVOLVE INC. 293 Laird Drive Toronto Ontario Canada M4G 3X6 - East 416.875.1294 - West 778.995.9310 WWW.CANNAVOLVE.CA

g.       Average commission based on either agreed quantities in a supply agreement. As cannabis, cannabis derivatives and accessories become available for sale in market, a commission rate for each product can be negotiated between The Agent and the Brand Owner to a mutually agreeable outcome.

5.       OBLIGATIONS OF AGENT – In addition to the other obligations of the The Agent as set forth in this Agreement, The Agent agrees to the following:

a.       The Agent will devote such time and resources as required to market and sell the Products in the Territory, and shall, at its expense, use its best efforts to maintain an adequate sales force, and use all other possible means, to promote the sale of the product in wholesale and retail channels throughout the Territory as provided for in the relevant federal and provincial legislation governing the distribution of non-medical cannabis and non-medical cannabis related products.  The Agent shall be responsible for all administrative activities associated with the representation of the Products in the Territory accept whereby it is mandated by the provincial regulatory body to do otherwise.

b.       The Agent acknowledges and agrees that the Product and the brand names, goodwill, trademarks, formulas, label and packaging designs, patents, copyrighted material and like property and rights in connection therewith (hereinafter called “Intellectual Property”), are and shall remain the absolute property of Brand Owner, and The Agent shall immediately inform Brand Owner of any infringements on the rights to its Intellectual Property that come to The Agent’s attention, and if requested, The Agent will assist Brand Owner’s, at Brand Owner’s expense, in taking all reasonable steps as required to defend the rights to its Intellectual Property.

c.        The Agent will at its sole expense obtain such licenses and permits and do all other things that are legally required for it to lawfully act as an Agent of the Product as provided in this Agreement.

d.       The Agent shall comply with all applicable legislation in relation to the handling, storage (should there be such requirements), distribution and sale of the Products in the Territory.  In addition, The Agent shall not do anything which would adversely affect the reputation and goodwill of Brand Owner or adversely affect the reputation of the Products.

e.       The Agent must receive approval in advance from the Brand Owner for marketing and promotional expenses required to sell the Products in the Territory.  This includes and is not limited to business expenses and promotional material.

CANNAVOLVE INC. 293 Laird Drive Toronto Ontario Canada M4G 3X6 - East 416.875.1294 - West 778.995.9310 WWW.CANNAVOLVE.CA

f.       The Agent will give first right of refusal of new accessories brands not already contracted or in negotiations to the Brand Owner as to avoid a product conflict in The Agent’s portfolio.

6.           OBLIGATIONS OF BRAND OWNER:  In addition to the other obligations of Brand Owner as set forth in this Agreement, Brand Owner agrees as follows:

a.       Brand Owner shall not sell the Products or relative trademark rights or similar products to any party other than The Agent for sale and distribution within the Territory, or to any third party that Brand Owner knows or has reason to know may resell the Products within the Territory.  Should Brand Owner receive any inquiry regarding the sale of the Products in the Territory, Brand Owner shall pass such inquiry on to The Agent.

b.       Throughout the term of this Agreement, Brand Owner shall carry and keep in force a policy or policies of comprehensive and general liability insurance providing coverage or not less than five million dollars ($5,000,000.00) and fifteen million dollars ($15,000,000.00) general recall insurance, and, upon request, shall provide The Agent with a Certificate of Insurance reflecting such coverage.

c.        Brand Owner shall participate and fund marketing, promotional, and approved business expenses for the Products in the Territory within the established guidelines of the prevailing federal and provincial legislation of the time.

7.           GRANT OF RIGHTS TO TRADEMARK, ETC:  Brand Owner hereby grants to The Agent within the Territory only a limited, exclusive license to use the trade names, trademarks and copyrighted materials relating to the Products and owned by Brand Owner during the existence of this Agreement solely in connection with the marketing, distribution and sale of the Products. The Agent acknowledges that it has no ownership interest in the trademarks, trade names and copyrights so licensed, or in any other Intellectual Property of Brand Owner, that such trademarks, trade names and copyrights are the sole property of Brand Owner, and that upon the termination of this Agreement, The Agent shall no longer be entitled to use such property and materials.  The Agent agrees that it will not adopt or utilize any trade names, trademarks or copyrighted materials which are confusingly similar to those licensed to The Agent hereunder or otherwise utilized by Brand Owner.

CANNAVOLVE INC. 293 Laird Drive Toronto Ontario Canada M4G 3X6 - East 416.875.1294 - West 778.995.9310 WWW.CANNAVOLVE.CA

8.           ESTABLISHMENT OF MARKETING AND PROMOTIONAL PLANS:  Representatives of The Agent and Brand Owner will meet periodically each Contract Year, to review and establish marketing and promotional budgets, plans and concepts for the promotion and sales of the Products in the Territory. Both parties are to agree in writing to said plans at the least on an annual basis of either fiscal or calendar year. Any expenditure incurred by The Agent above the agreed plans is to be funded by The Agent unless negotiated and confirmed in writing by both parties prior to the expense being incurred.

9.           CONFIDENTIALITY:  During the existence of this Agreement and for a period of one (1) years after its termination, the parties shall not disclose to any third party, or use for any purpose other than as required in the performance of this Agreement, any information obtained by them in the performance of this Agreement, including but not limited to, prices, costs, sales volumes, trademark information, product formulae, and any other information and trade secrets that might adversely affect either party's ability to compete in any market.

10.         RELATION OF PARTIES:  The relation of the parties hereto is that of contracting parties, and neither shall be or hold itself out as being the partner, joint venturer, agent, servant or employee of the other party, or as having any authority to act in such capacity for the other party.

11.         FORCE MAJEURE:  If either party becomes unable to perform any of its obligations under this Agreement, other than the obligation to pay money when due, because of any event which is unavoidable and beyond the control of the non-performing party (“Event of Force Majeure”), including but not limited to, a judicial or governmental decree, regulation or other direction not the fault of the party who has been so affected, inability to obtain materials or shipping space, labor stoppage, civil unrest, loss of or damage to goods in transit, war, fire, power failure, earthquake, flood or other natural disaster or act of God, or other circumstances of similar nature, the party that becomes aware of such event shall send the other party written notice thereof.  The non-performing party shall take all steps required to resume performance as soon as possible; shall keep the other party informed on a regular basis as to the status of the Event of Force Majeure, and shall not be considered a breach of any obligation hereunder because of failure to perform during the period that it is prevented from performing by such Event of Force Majeure.  Notwithstanding that an Event of Force Majeure shall not result in a breach of this Agreement, such event shall not excuse either party from its failure to perform brought about by its lack of reasonable effort to correct such Event of Force Majeure and to carry out the terms of this Agreement within a reasonable time.

CANNAVOLVE INC. 293 Laird Drive Toronto Ontario Canada M4G 3X6 - East 416.875.1294 - West 778.995.9310 WWW.CANNAVOLVE.CA

12.         NOTICES:  All notices required by this Agreement shall be in writing, and if to The Brand Owner, they shall be addressed to the attention of Rubin Schindermann, Saul Niddam, Adam Taub and if to The Agent, they shall be addressed to the attention of either Trace Hanlon, Kye Melchert, Scott Oliver, sole Directors of Cannavolve Inc.  All notices shall be sent by a recognized express mail service or governmental mail service addressed to the parties' respective addresses first hereinabove written.  Such notices shall be deemed given when received by the addressee.

13.  INDEMNIFICATION AND INSURANCE.  Each party shall indemnify and hold the other party harmless from and against any loss, liability or damages, including the indemnified party’s legal fees and other costs of litigation, resulting from claims arising out of either party’s non-performance of this Agreement, or out of the manufacture, packaging, storage, sale or use of the Product, provided (i) that the loss is actually sustained by the aggrieved party seeking indemnification and is not covered by insurance, and (ii) that a court of competent jurisdiction has by final unappealable judgment determined that the liability was attributable to the willful malfeasance or nonfeasance or negligence of the party against which indemnity is sought.

14.  BINDING EFFECT OF AGREEMENT AND ASSIGNABILITY:  This Agreement shall be binding upon and insure to the benefit of the parties hereto and their respective successors and assigns; provided, however, The Agent shall not assign or subcontract its rights and obligations hereunder to any third party without the prior written consent of Brand Owner, and in the event of such assignment or subcontract with such written consent, The Agent’s liability for its obligations to Brand Owner under the terms of this Agreement shall not be diminished.  The Agent shall not otherwise delegate its rights and obligations under this Agreement to another importer/The Agent for the performance of The Agent’s obligations to market and sell the Products in the Territory, or any part of it, without Brand Owner’s prior written consent.  Whereas the Products are sold by Brand Owner, this Agreement shall be binding upon the respective owner of the Product’s production, trademark and licensing rights.

15.  ENTIRE AGREEMENT:  This Agreement embodies the entire agreement between Brand Owner and The Agent, and supersedes all prior oral and written negotiations, understandings and agreements, and this Agreement shall not be amended, supplemented or modified except in writing signed by both parties hereto.

CANNAVOLVE INC. 293 Laird Drive Toronto Ontario Canada M4G 3X6 - East 416.875.1294 - West 778.995.9310 WWW.CANNAVOLVE.CA

16.  NON-WAIVER:  No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right the party may have, and a waiver of any single incident shall not be deemed to be a waiver of any other subsequent incident.

17.  HEADINGS:  Headings to paragraphs in this Agreement are for convenience of reference, and shall not affect the meaning or construction of this Agreement.

18.  COUNTERPARTS:  This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

19.  SEVERABILITY:  If any provisions of this Agreement or part thereof is found by a court or other authority of competent jurisdiction to be illegal, unenforceable, ineffective or void, then such provision, or part thereof, shall be severed and be of no further effect.  If it is possible to accomplish the intent and business purposes of the parties pursuant to this Agreement without giving effect to any void provisions thereof, the remainder of the Agreement shall be and remain in full force and effect, and shall be construed to the fullest extent lawful to fulfill the intentions of the parties hereto as expressed by the entire Agreement such severed portions.

20.   GOVERNING LAW  -  This Agreement shall be governed by and interpreted in accordance with the laws of the province of Ontario.  Each party hereby irrevocably attorns to the jurisdiction of the courts of Ontario in connection with any disputes that (i) may result from, arise out of, or relate to this Agreement, and (ii) may be brought in such courts.  Each party hereby irrevocably waives (and irrevocably agrees not to raise) any objection that it may now or hereafter have to the laying of the venue of any proceedings in any such courts and any claim that any such proceedings have been brought in an inconvenient forum.  Judgment in any such proceedings in such court shall be conclusive and binding upon the parties and may be enforced with courts of any other jurisdiction.

CANNAVOLVE INC. 293 Laird Drive Toronto Ontario Canada M4G 3X6 - East 416.875.1294 - West 778.995.9310 WWW.CANNAVOLVE.CA

IN TESTIMONY WHEREOF, witness the signatures of the parties hereto, by their respective duly authorized officers or agents, effective as of the day and year first hereinabove written.

CANNAVOLVE INC.

Signature: _________________________________

Name :  _________________________________

Title:  ________________________________

Target Group Inc.

Signature: _________________________________

Name:  _________________________________

Title:  ________________________________

CANNAVOLVE INC. 293 Laird Drive Toronto Ontario Canada M4G 3X6 - East 416.875.1294 - West 778.995.9310 WWW.CANNAVOLVE.CA

SCHEDULE A

Products

Includes all products manufactured, all products represented, or all products offered for representation in the agreed territories by Target Group Inc., or related Companies, at present and future, during the term of the agreement and as listed below:

Canary/Serious Seeds Products

•	Cannabis Pre Roll
•	Cannabis Seeds
•	Cannabis Flower

CannaKorp Inc. /Wisp Vaporizer

•	Wisp Vaporizer (Complete Unit)
•	Cannabis Wisp Pods

CANNAVOLVE INC. 293 Laird Drive Toronto Ontario Canada M4G 3X6 - East 416.875.1294 - West 778.995.9310 WWW.CANNAVOLVE.CA

SCHEDULE B

Canary RX Cannabis products including but not limited to Pre Roll, Seeds and Cannabis Flower – 6% of Net Sales.

Target Group and subsidiary companies accessories and supplemental products will have commission rate negotiated by The Agent and the Brand Owner to a mutually agreeable outcome.

Commission rate based on wholesale price

As per our commission schedule table based on Adult Non-Medicinal Non-medical cannabis product invoices to Control Boards and Licensed Retailers in the Territory.

1.	Commissions due upon invoice, submission of completed documents, and payment to the Brand Owner by the Provincial Boards. Net 30 days of payment received by Brand Owner from the Board.

2.	No deductions may be made by the Brand Owner when or after Provincial Boards make deductions from payments to Brand Owner. The items may be for, but not limited to, damages, returns, out-dated stock, etc.

3.	Should a separate supply agreement be entered into between the parties and duly signed as such, the dollar value agreed to in said supply agreement will determine the annual commission rate.

4.	Should the Brand Owner default on the supply agreement The Agent retains the right to reconcile annually based on actual supply of product and invoice the commission charged as per schedule B rates.

5.	Should The Agent fail to sell the dollar value considered under said supply agreement annually The Agent retains no right to alter the agreed commission rate contemplated in the supply agreement.

CANNAVOLVE INC. 293 Laird Drive Toronto Ontario Canada M4G 3X6 - East 416.875.1294 - West 778.995.9310 WWW.CANNAVOLVE.CA